EXHIBIT 99

ZIMMER HOLDINGS, INC.
INDEPENDENT SALES REPRESENTATIVES
DEFERRED ANNUAL FINAL COMPENSATION
AND
EQUITY INCENTIVE PLAN

TABLE OF CONTENTS
(continued)

ZIMMER HOLDINGS, INC.
INDEPENDENT SALES REPRESENTATIVES
DEFERRED ANNUAL FINAL COMPENSATION
AND
EQUITY INCENTIVE PLAN

     Effective this 1st day of April, 2002, Zimmer Holdings, Inc., hereby establishes the Independent Sales Representatives Deferred Annual Final Compensation and Equity Incentive Plan.

RECITALS

     1.     Zimmer U.S., Inc., a wholly owned subsidiary of Zimmer Holdings, Inc., has entered into Sales Representative Agreements with certain independent contractors to solicit orders and service accounts for the purchase of Company products.

     2.     Under the terms of the Sales Representative Agreement, a Sales Representative may be entitled to certain payments upon termination of the Sales Representative Agreement.

     3.     The Company desires to provide Sales Representatives the opportunity to share in the Company’s success through stock ownership and to secure for the Company and its stockholders the benefits of the incentive inherent in common stock ownership by providing participating Sales Representatives the ability to convert Annual Final Compensation into equity investment alternatives.

     NOW, THEREFORE, the Company adopts the Plan on the terms set forth herein.

ARTICLE I
DEFINITIONS

“Affiliate” means any entity in which Zimmer has, directly or indirectly, an ownership of at least 20%.

“Annual Final Compensation” means, with respect to a Participant for a Plan Year, the amount determined in accordance with Subsection 26(D)(1) of the Sales Representative Agreement for that Plan Year.

“Black-Scholes Option Value” means the value of a Stock Option Unit determined using the Black-Scholes option valuation model.

“Board of Directors” means the Board of Directors of Zimmer.

“Committee” means the Committee established pursuant to Section 8.02.

“Company” means Zimmer Holdings, Inc. and its Affiliates and Subsidiaries.

“Daily Average Share Price” means, with respect to a Share on a trading day, the average of the highest and lowest price per Share traded on the New York Stock Exchange on that trading day.

“Deferred Annual Final Compensation Account” means the bookkeeping account established by the Company to document the total value of a Participant’s Annual Final Compensation deferred under the terms of the Sales Representative Agreement and this Plan.

“Deferred Stock Unit” means a Deferred Stock Unit awarded to a Participant under Article V.

“Designated Beneficiary” means the individual or trust designated in writing by a Participant to receive his interest under the Plan in the event of his death.

“Distribution Event” means the occurrence of one events set forth in Subsection 26(D)(4)(c) of the Sales Representative Agreement.

“Election Period” means, for each Plan Year, the period from the Valuation Date to the last business day of the February immediately following the Valuation Date.

“Initial Credit” means the amount credited to a Participant’s Deferred Annual Final Compensation Account pursuant to Section 2.02.

“Participant” means a Sales Representative who is permitted under the terms of a Sales Representative Agreement to participate in this Plan.

“Plan” means the Zimmer Holdings, Inc., Independent Sales Representatives Deferred Annual Final Compensation and Equity Incentive Plan set forth in this document, as amended from time to time.

“Plan Year” means the period from April 1, 2002 through December 31, 2002, and each calendar year beginning thereafter.

“Sales Representative” means an independent contractor who enters into a Sales Representative Agreement with the Company. “Sales Representative” shall not include common law employees of the Company.

“Sales Representative Agreement” means that certain agreement entered into between a Sales Representative and the Company, which sets forth the terms and conditions under which the Sales Representative performs services for the Company.

“Stock Option Unit” means a Stock Option Unit awarded to a Participant pursuant to Article IV.

“Subsidiary” means any corporation that qualifies as a subsidiary of Zimmer under the definition of “subsidiary corporation” in Section 424 of the Internal Revenue Code of 1986, as amended.

“Valuation Date” means, for each Plan Year, the last business day of January immediately following the end of Plan Year.

“Zimmer” means Zimmer Holdings, Inc.

“Zimmer Stock,” “Common Stock,” “Share” or “Stock” means the common stock of Zimmer Holdings, Inc.

ARTICLE II
DEFERRED ANNUAL FINAL COMPENSATION ACCOUNT

Section 2.01 Deferred Annual Final Compensation. Except as otherwise provided by this Plan, for each Plan Year, a Participant’s Deferred Annual Final Compensation Account shall be credited with an amount equal to the Annual Final Compensation accrued by the Participant under the terms of the Sales Representative Agreement for that Plan Year.

Section 2.02 Initial Credit. Upon the execution of the Sales Representative Agreement, a Participant’s Deferred Annual Final Compensation Account shall be credited with an Initial Credit in the amount set forth in Exhibit C to the Sales Representative Agreement. The Initial Credit cannot at any time be converted into Stock Option Units or Deferred Stock Units.

Section 2.03 No Earnings. At no time shall the Participant’s Deferred Annual Final Compensation Account be credited with any earnings or interest.

Section 2.04 Unfunded Status. A Participant’s Deferred Annual Final Compensation Account shall be unfunded, and any distributions pursuant to Article VI shall be paid from the Company’s general assets.

ARTICLE III
EQUITY CONVERSION ELECTION

Section 3.01 Equity Conversion Election. Within the Election Period for a Plan Year, a Participant may irrevocably elect, in accordance with procedures established by Zimmer, to convert 100% of his Annual Final Compensation for that Plan Year into Stock Option Units in accordance with Article IV or Deferred Stock Units in accordance with Article V. In the event a Participant elects to convert his Annual Final Compensation for a Plan Year under this Article, his Deferred Annual Final Compensation Account shall not be credited with any amount for that Plan Year.

Section 3.02 Forms. To make an equity conversion election pursuant to this Article, a Participant must timely complete and file with Zimmer any and all forms required by Zimmer.

Section 3.03 Failure to Elect. If, for any Plan Year, a Participant does not make an equity conversion election in accordance with the procedures established by Zimmer, the Participant shall be deemed to have elected not to convert his Annual Final Compensation for that Plan Year. In that event, the full amount of his Annual Final Compensation for that Plan Year shall be credited to his Deferred Annual Final Compensation Account.

ARTICLE IV
STOCK OPTION UNIT

Section 4.01 Stock Option Units. If a Participant elects to convert his Annual Final Compensation into Stock Option Units for a Plan Year, the Participant will be granted a number of Stock Option Units, subject to the terms of this Plan, equal to the ratio of A over B, where:

A equals Annual Final Compensation for the Plan Year; and B equals the Black-Scholes Option Value, determined by the Committee as of the Valuation Date for the Plan Year.

Stock Option Units do not grant a Participant the right to receive Shares, but are solely convertible to Deferred Stock Units in accordance with Section 4.03.

Section 4.02 Exercise Price. The exercise price for each Stock Option Unit awarded for a Plan Year shall be the Daily Average Share Price on the Valuation Date for that Plan Year.

Section 4.03 Conversion to Deferred Stock Unit.

(a)	Upon the earliest of (i) the ten year anniversary of the date of the grant of a Stock Option Unit, or (ii) the date of the termination of the Sales Representative Agreement, each applicable Stock Option Unit, or in the event of termination of the Sales Representative Agreement, all outstanding Stock Option Units, shall be converted to Deferred Stock Units in accordance with the following formula:

SOUs((A – B)/A) = DSUs, where

SOUs mean the total number of Stock Option Units to be converted;
A is the Daily Average Share Price on the date of conversion;
B is the exercise price established under Section 4.02 for the Stock Option Unit; and
DSUs mean the number of Deferred Stock Units received.

For purposes herein, the date of conversion shall be deemed to be the ten year anniversary of the grant of the Stock Option Unit or, if earlier, the effective date that the Sales Representative Agreement terminated.

(b)	Notwithstanding the foregoing, if, within three years from the date of an award of Stock Option Units to a Participant under this Article IV, the Participant’s Sales Representative Agreement is terminated by the Company for a reason other than one set forth in Article VII of the Plan, then the conversion of any Stock Option Units granted within that three-year period into Deferred Stock Units shall be the greater of:

(i)	the number of Deferred Stock Units determined under Subsection 4.03(a) of the Plan; or

(ii)	the number of Deferred Stock Units the Participant would have been granted under Section 5.01 of the Plan, if he had elected Deferred Stock Units instead of Stock Option Units during the applicable Election Period.

(c)	Any Stock Option Units converted to Deferred Stock Units shall be cancelled, and the Deferred Stock Units received upon the conversion shall be subject to the terms of Article V.

Section 4.04 Nontransferability of Stock Option Units. No Stock Option Units granted under the Plan shall be transferable by the Participant other than by will or by the laws of descent and distribution.

Section 4.05 No Voting or Dividend Rights. A Participant shall not be entitled to any voting rights or dividend rights on Stock Option Units granted under the Plan.

ARTICLE V
DEFERRED STOCK UNITS

Section 5.01 Deferred Stock Units. A Participant who elects to convert his Annual Final Compensation into Deferred Stock Units for a Plan Year shall receive, subject to the terms of this Plan, a number of Deferred Stock Units equal to:

A/C where A equals the Annual Final Compensation for the Plan Year; and C equals the Daily Average Share Price on the Valuation Date.

Section 5.02 Conversion to Stock. Deferred Stock Units shall only convert to Stock in accordance with the distribution provisions set forth in Article VI.

Section 5.03 No Voting or Dividend Rights. A Participant shall not be entitled to any voting rights or dividend rights on Deferred Stock Units granted under the Plan.

ARTICLE VI
DISTRIBUTION

A Participant’s interest in the Plan shall be distributed in accordance with this Article VI.

Section 6.01 Deferred Annual Final Compensation Account. Subject to Section 6.04 and Section 6.05, upon a Distribution Event, any and all amounts credited to a Participant’s Deferred Annual Final Compensation Account shall be paid in three (3) annual installments (each installment being one-third (1/3) of the total amount credited to the account) over three (3) consecutive years. The first installment shall be paid within fourteen (14) business days of the first day of the month immediately following the month in which the Distribution Event occurred, and the two subsequent installments shall be made on the first and second anniversaries of that date.

Section 6.02 Deferred Stock Units. Upon a Distribution Event, the Company shall convert a Participant’s Deferred Stock Units into Shares on a one-to-one basis over a three (3) year period, with each such conversion applicable to one-third (1/3) of the Participant’s total Deferred Stock Units. The first conversion shall be made as of the thirtieth (30th) business day immediately following the date of the Distribution Event and the two remaining conversions shall occur on the first and second anniversaries of that date. Shares resulting from the conversion of the Deferred Compensation Units shall be issued to the Participant promptly following the conversion.

Section 6.03 Death. Upon a Participant’s death prior to the conversion of all Deferred Stock Units, all remaining Deferred Stock Units shall be converted to Shares, together with any amounts credited to the Participant’s Deferred Annual Compensation Account, shall be distributed to the Participant’s Designated Beneficiary, or, if the Participant does not have a Designated Beneficiary, to his estate, in the same manner as set forth in Section 6.01, Section 6.02 or, if applicable, Section 6.04.

Section 6.04 Deferred Distributions.

(a)	Except for early distributions under Section 6.05, a Participant may elect during any Election Period, in the form and manner prescribed by Zimmer, to receive the distribution of his entire interest in the Plan in equal annual installments over a period specified by him that is at least three years, but not more than ten years. All such installments shall be made in the manner and on the basis provided in Section 6.01 or Section 6.02, except for the length of the distribution period.

(b)	A Participant’s election under this Section 6.04 must be made at least twelve calendar months prior to the date distribution commences under the Plan. If an election has not been timely made, the distribution period shall be three years.

Section 6.05 Initial Credit. Notwithstanding the foregoing, a Participant shall be entitled to an early distribution of a portion of his Initial Credit in accordance with this Section 6.05.

(a)	In the event a Participant’s territory is reduced in accordance with Section 4 of the Sales Representative Agreement, the Participant shall be entitled to a distribution of a portion of his Initial Credit in an amount determined in accordance with Subsection 26(D)(4)(a) of the Sales Representative Agreement. Any amounts payable under this Subsection 6.05(a) shall be paid in three equal installments in the same manner as Section 6.01.

(b)	Upon the relinquishment of one or more product lines under Section 4 of the Sales Representative Agreement, the Sales Representative shall be entitled to a distribution of his Initial Credit in an amount determined in accordance with Subsection 26(D)(1)(4)(b) of the Sales Representative Agreement. Any amount payable under this Subsection 6.05(b) shall be paid in three equal installments in the same manner as Section 6.01.

Section 6.06 Priority of Distribution. In accordance with procedures established under the Plan, a Participant may prioritize the distribution of his Deferred Annual Final Compensation Account and Deferred Stock Units.

ARTICLE VII
FORFEITURE

Notwithstanding anything to the contrary set forth in this Plan, a Participant shall forfeit any and all rights to any balance in his Deferred Annual Final Compensation Account, any Stock Option Units, and any Deferred Stock Units, if the Participant’s Sales Representative Agreement is terminated because the Sales Representative (a) is convicted of or pleads no contest to any criminal offense that is likely to affect the good will associated with the Company or its Products, (b) fails to comply with the confidentiality obligations contained in Section 20 of the Sales Representative Agreement, (c) fails to comply with the exclusive relationship obligations contained in Section 21 of the Sales Representative Agreement, (d) fails to comply with the non-solicitation covenant contained in Section 22 of the Sales Representative Agreement, or (e) fails to comply with the non-competition covenant contained in Section 28 of the Sales Representative Agreement.

ARTICLE VIII
ADDITIONAL TERMS

Section 8.01 Amount of Stock.

(a)	The maximum number of Shares with respect to which Stock Option Units and Deferred Stock Units may be granted under the Plan shall not exceed Seven Hundred Fifty Thousand (750,000) Shares. Any Shares subject to Stock Option Units or Deferred Stock Units granted under this Plan that are forfeited or surrendered without being converted may again be subjected to an option or award under the Plan.

(b)	The limitations under this Section are subject to adjustment in number and kind pursuant to Section 8.03.

(c)	Common Stock issued under the Plan may be authorized and unissued shares or issued shares acquired by the Company on the market or otherwise.

(d)	With respect to each calendar year, the amount of Stock that may be made subject to the initial grants of Stock Option Units and awards of Deferred Stock Units under the Plan shall not exceed, when added to options and awards under the Zimmer Holdings, Inc. Team Share Plan and 2001 Stock Incentive Plan (the “2001 Plan”) (the three plans collectively referred to as the “Stock Based Plans”), an amount equal to 1.9% of the outstanding shares of the Common Stock on January 1 of that calendar year (or, in the case of the 2002 calendar year, on the effective date of the Plan), plus (i) in any year the number of Shares equal to the amount of Shares that were available for options and awards under the Stock Based Plans in the prior year but were not made subject to an option or award in that year, (ii) the number of Shares that were subject to options or awards granted hereunder that terminated, expired or were cancelled, forfeited, exchanged or surrendered in the prior year without being exercised, (iii) the number of Shares that participants in the Stock Based Plans tendered in the prior year to pay the purchase price of options in accordance with the terms of the applicable plan, and (iv) the number of shares that the Company retained or caused Participants to surrender under Stock Based Plans in the prior year to satisfy withholding tax requirements of such plans.

Section 8.02 Administration.

(a)	The Plan shall be administered by the Compensation Committee of the Board of Directors.

The Committee, from time to time, may adopt rules and regulations for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the terms of the Plan, as the Committee, in its discretion, shall deem appropriate. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive.

The Committee shall maintain a written record of its proceedings. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee.

(b)	The Committee shall have the full power and final authority, in its discretion, but subject to the express provisions of the Plan, as follows:

(i)	To determine who is a Sales Representative eligible to participate in this Plan;

(ii)	To grant awards of Stock Option Units or Deferred Stock Units in accordance with the terms of the Plan;

(iii)	To interpret, with discretionary authority, the terms of the Plan and to make all determinations necessary or advisable for the administration of the Plan;

(iv)	To prescribe, amend and rescind rules relating to the Plan;

(v)	To delegate its administrative responsibilities under the Plan to any committee or officer(s) of Zimmer.

Section 8.03 Adjustment in the Event of Change in Stock. In the event of changes in the outstanding Common Stock by reason of stock dividends, recapitalization, mergers, consolidations, stock splits, combinations or exchanges of shares and the like, the aggregate number and class of shares available under the Plan, the aggregate number and class of shares subject to individual limits under the Plan, and the number, class and the price of shares subject to outstanding grants of Stock Option Units and awards of Deferred Stock Units, shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

Section 8.04 Miscellaneous.

(a)	No Participant or any person claiming under or through him shall have any right or interest, whether vested or otherwise, in the Plan or in any Stock Option Unit, or Deferred Stock Unit award under the Plan, contingent or otherwise, unless and until all of the terms, conditions and provisions of the Plan that affect the Participant or such other person shall have been complied with.

(b)	Nothing contained in the Plan or in any agreement shall require the Company to segregate or earmark any cash or other property.

(c)	Neither the adoption of the Plan nor its operation shall in any way affect the rights and powers of the Company to terminate any relationship with a Sales Representative.

(d)	The Plan is effective as of April 1, 2002. The Board of Directors reserves the right to amend, modify or terminate the Plan. The amendment or termination of the Plan, however, shall not affect the rights of Participants under awards theretofore granted to them, and all unexpired options and awards shall continue in force and operation after termination of the Plan.

(e)	The validity, construction, interpretation and effect of the Plan and agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Indiana, without giving effect to the conflict of laws provisions thereof.

(f)	All grants of Stock Option Units and Deferred Stock Units and the conversion of Stock Option Units into Deferred Stock Units shall be increased or decreased to nearest whole unit.

(g)	No benefits, distribution or payment under the Plan to any Participant, former Participant or Beneficiary may be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution, or other legal or equitable process.

     IN WITNESS WHEREOF, this Zimmer Holdings, Inc. Independent Sales Representatives Deferred Annual Final Compensation and Equity Incentive Plan is hereby executed by the authorized representative of Zimmer this          day of                           , 2002.

ZIMMER HOLDINGS, INC.

By:

Its: